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Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA TO INITIATE QUARTERLY DIVIDENDS AT AN ANNUAL RATE OF $0.60 PER SHARE

        Lake Forest, IL. Oct. 13, 2003—Packaging Corporation of America (NYSE: PKG), announced today that it intends to begin paying a quarterly cash dividend of $0.15 per share, or $0.60 per share annually, on its common stock. The first quarterly dividend of $0.15 per share will be paid to shareholders of record as of December 15, 2003 with a payment date of January 15, 2004. Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA's Board of Directors.

        Paul T. Stecko, Chairman and Chief Executive Officer, stated, "The payment of a dividend is another vehicle to utilize our strong cash flow to provide value to our shareholders. Over the past four years and in a difficult economy, PCA has been able to reposition itself from a highly leveraged buy-out to having one of the strongest balance sheets in the industry with the ability to pay a cash dividend to its shareholders".

        PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.7 billion in 2002. PCA operates four paper mills and 66 corrugated product plants in 25 states across the country.

Contact: Barbara Sessions
Packaging Corporation of America
 INVESTOR RELATIONS: (877) 454-2509
PCA Web Site: www.packagingcorp.com

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  PACKAGING CORPORATION OF AMERICA TO INITIATE QUARTERLY DIVIDENDS AT AN ANNUAL RATE OF $0.60 PER SHARE